                                                              EXHIBIT 11.1

          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                            SIX MONTHS ENDED
                            YEAR ENDED DECEMBER 31,             JUNE 30,
                         --------------------------------  --------------------
                           1993       1994       1995        1995       1996
                         ---------  --------  -----------  ---------  ---------
Net income (loss)....... $(252,186) $431,459  $(1,008,768) $(724,375) $(738,948)
Less: Preferred stock
 dividends..............       --    (75,301)     (76,491)   (25,498)   (38,223)
                         ---------  --------  -----------  ---------  ---------
Net income (loss)
 attributable to common
 stockholders........... $(252,186) $356,158  $(1,085,259) $(749,873) $(777,171)
                         =========  ========  ===========  =========  =========
Common Stock:
  Shares outstanding
   from beginning of
   period...............  37,609.6  52,420.4     55,160.4   55,160.4   74,286.4
  Dilutive effect of
   stock issuances
   pursuant to SEC
   Rules................  23,008.0  23,008.0     23,008.0   23,008.0    9,582.0
  Pro-rata shares--stock
   issuance(1)..........   8,541.5   1,313.3      5,700.0    5,700.0        --
                         ---------  --------  -----------  ---------  ---------
Weighted average
 shares--historical.....  69,159.1  76,741.7     83,868.4   83,868.4   83,868.4
                         =========  ========               =========
  Conversion of
   preferred stock(2)...                          3,549.5               3,549.5
                                              -----------             ---------
Weighted average
 shares--pro forma(2)...                         87,417.9              87,417.9
                                              ===========             =========
Net income (loss) per
 common share:
  Historical............ $   (3.65) $   4.64  $    (12.94) $   (8.94) $   (9.27)
                         =========  ========  ===========  =========  =========
  Pro forma(2)..........                      $    (11.54)            $   (8.45)
                                              ===========             =========

---------------------

(1) Share amounts represent common shares issued during the related period weighted by the fraction of the period in which they were outstanding.

(2) See Note 10 of Notes to Consolidated Financial Statements. Pro forma net loss per common share amounts are based on total net loss amounts for the periods presented.